Exhibit 5.1

August 14, 2007

Grill Concepts, Inc.

11661 San Vicente Blvd., Suite 404

Los Angeles, California 94009

RE: Grill Concepts, Inc. – Registration Statement on Form S-3

Gentlemen:

The undersigned has acted as counsel to Grill Concepts, Inc., a Delaware corporation, in connection with the registration by Grill Concepts of the offer and resale of 2,920,164 shares of the common stock, $0.00004 par value per share, of Grill Concepts pursuant to Grill Concepts’ registration statement on Form S-3 filed with the Securities and Exchange Commission, on behalf of the certain selling stockholders named therein. The shares consist of (1) outstanding shares that were issued by Grill Concepts, or sold by an existing shareholder of Grill Concepts (collectively, the “Issued Shares”), and (2) shares issuable by Grill Concepts upon the exercise of outstanding warrants (the “Warrant Shares”), that were acquired in, or in connection with, Grill Concepts’ July 2007 private placement.

In acting as counsel for Grill Concepts and arriving at the opinions expressed below, I have examined and relied upon originals or copies, certified or otherwise identified to my satisfaction, of such records of Grill Concepts, agreements and other instruments, certificates of officers and representatives of Grill Concepts, certificates of public officials and other documents as I have deemed necessary or appropriate as a basis for the opinions expressed herein. In connection with my examination, I have assumed the genuineness of all signatures, the authenticity of all documents tendered to me as originals, the legal capacity of all natural persons and the conformity to original documents of all documents submitted to me as certified or photostatic copies.

Based on the foregoing, and subject to the qualifications and limitations stated herein, it is my opinion that the Issued Shares being registered for resale by the selling stockholders under the registration statement have been duly authorized, validly issued, and are fully paid and nonassessable and the Warrant Shares being registered for resale by the selling stockholders under the registration statement have been duly authorized, and when issued in accordance with the terms of the warrants and receipt by Grill Concepts of the consideration required therein, will be validly issued, fully paid and non-assessable.

I express no opinion with respect to laws other than those of the federal law of the United States of America and the Delaware General Corporation Law, and I assume no responsibility as to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction.

I hereby consent to the filing of this opinion as Exhibit 5.1 to the registration statement, to its use as part of the registration statement, and to the use of my name under the caption “Legal Matters” in the prospectus constituting a part of the registration statement.

Very truly yours,

/s/ MICHAEL W. SANDERS
Michael W. Sanders